EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-90946 on Form N-1A of our report dated April 18, 2024, relating to the financial statements and financial highlights of Parametric Dividend Income Fund, one of the funds constituting Eaton Vance Mutual Funds Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended February 29, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 26, 2024